EXHIBIT 99.1
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                       RESORT INCOME INVESTORS, INC.
                       -----------------------------




FOR IMMEDIATE RELEASE


CONTACT:          Karen Dickelman

TELEPHONE:        (312) 683-3323

FAX:              (312) 683-3324




                       RESORT INCOME INVESTORS, INC.
                 LIQUIDATING DISTRIBUTION TO STOCKHOLDERS



      Chicago, Illinois, March 9, 1999 - Resort Income Investors, Inc. (NASDAQ EBB: RIIV) announced today that its board of directors declared March 19, 1999 as the record date for the liquidation distribution to its stockholders. The Company's transfer agent, First City Transfer Company, will send all stockholders of record as of March 19, 1999 information on how they may obtain cash in exchange for their stock certificates. First City Transfer Company will be authorized to distribute checks as early as March 30, 1999 to those stockholders who have tendered their stock certificates to First City Transfer Company. The Company anticipates that the liquidation distribution will be between $.57 and $.62 per share to
Company stockholders as of the record date.   The Company will retain
sufficient cash to satisfy its remaining liabilities. The Company does not anticipate that sufficient assets in excess of its liabilities will be available to make any further distributions to the stockholders.

      The Company recently sold its two 12% pay-in-kind notes, each issued by Colorado Gaming and Entertainment Co., Inc., and its interest in the Christopher B. Hemmeter bankruptcy, for the par value of the notes, plus the accrued interest thereon, resulting in proceeds of approximately $650,000. Thus, all of the Company's assets have been successfully converted into cash or cash equivalents.

      In addition, the Company has reached a settlement in the outstanding litigation pending against it in the Civil District Court for the parish of New Orleans, in the State of Louisiana, entitled THE CITY OF NEW ORLEANS AND ERNEST N. MORIAL NEW ORLEANS EXHIBITION AUTHORITY HALL V. MICHAEL P. MCCROSSEN, CANADIAN PAVILION LIMITED PARTNERSHIP, RESORT INCOME INVESTORS, INC., Case No. 96-7050. The settlement agreement is being documented. It is anticipated the settlement documents will be executed in the next few days. The Company settled the lawsuit within the litigation reserve amount established by the Delaware Court of Chancery in the Company's liquidation proceedings before the Court.

      For information on the Company's financial status and balance sheet information, stockholders should refer to the documents filed by it with the Securities and Exchange Commission, copies of which are available upon request to the Company's Investor Relations Department.

      The Company's shares of common stock will remain listed on the NASDAQ Electronic Bulletin Board under the symbol "RIIV" until March 19, 1999.
The Company has 4,156,000 shares outstanding.


     SOME OF THE STATEMENTS IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ACTUAL RESULTS COULD BE AFFECTED BY MANY FACTORS, INCLUDING THE MARKET FOR THE ASSETS HELD BY THE COMPANY, THE ASSESSMENT OF LIQUIDATION EXPENSES, AND THE CONTINUATION OF REASONABLY STABLE CONDITIONS DURING THE ENTIRE LIQUIDATION PERIOD.




















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